Exhibit 99.1

For immediate release:

Bank of Commerce Holdings announces Fourth Quarter Results

REDDING, California, January 31, 2014 / PR Newswire — Randy Eslick, President and Chief Executive Officer of Bank of Commerce Holdings (NASDAQ: BOCH), a $951.5 million bank holding company and parent company of Redding Bank of Commerce and Roseville Bank of Commerce (a division of Redding Bank of Commerce) (the “Bank”), today reported net income available to common shareholders of $2.0 million and diluted earnings per share (EPS) from continuing operations of $0.14 for the fourth quarter 2013 and full year income available to common shareholders of $7.7 million and diluted EPS attributable to continuing operations of $0.52 for the year.

Financial highlights for the quarter:

•	Net income available to common shareholders of $2.0 million reflects an 11% increase over the $1.8 million recorded for the prior quarter and a 67% increase compared to $1.2 million reported for the fourth quarter of 2012.

•	Diluted EPS attributable to continuing operations of $0.14 compared to $0.12 for the prior quarter and $0.08 reported for the fourth quarter of 2012.

•	Loan loss provisions for the fourth quarter were $0 compared to $300 thousand for the prior quarter and $4.6 million for the fourth quarter of 2012.

•	Nonperforming assets were reduced by 17% from the prior quarter and represent 3.23% of total assets versus 3.95% for the prior quarter and 4.25% for the fourth quarter of 2012.

Financial highlights for the full year 2013:

•	Net income available to common shareholders of $7.7 million reflects an 18% increase over the $6.5 million reported for the full year 2012.

•	Diluted EPS attributable to continuing operations of $0.52 compares to $0.41 diluted EPS attributable to continuing operations for the prior year. Diluted EPS attributable to discontinued operations of $0.00 compares to $(0.01) reported for the same period a year ago.

•	Provision for loan losses decreased 71% to $2.8 million compared to $9.4 million for year end 2012.

•	Nonperforming assets were reduced by 26% from the prior year to $30.7 million and represent 3.23% of total assets compared to $41.6 million and 4.25% of total assets at year end 2012.

•	Other Real Estate Owned was reduced by 70% from $3.0 million at year end 2012 to $913 thousand at year end 2013.

•	Non-maturing core deposits increased $45.2 million or 11% from prior year.

•	Purchased the full amount of common shares authorized under two separate common stock repurchase plans and subsequently retired 2.0 million in common stock shares at a weighted average cost of $5.31 per share.

Randy Eslick, President and CEO commented: “In light of the current banking environment, I am especially pleased to report net income available to common shareholders of $7.7 million, an 18% increase over last year’s performance. We once again realized growth in non maturing core deposits with an 11% increase over prior year, with continuing improvement in our asset quality. While 2014 will likely present ongoing challenges, there are also opportunities which our team is excited to pursue as we continue on the path of building long-term value for our shareholders.”

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. These forward-looking statements (which involve the Company’s plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:

•	Competitive pressure in the banking industry and changes in the regulatory environment

•	Changes in the interest rate environment and volatility of rate sensitive assets and liabilities

•	A decline in the health of the economy nationally or regionally which could further reduce the demand for loans or reduce the value of real estate collateral securing most of the Company’s loans

•	Credit quality deterioration which could cause an increase in the provision for loan losses

•	Asset/Liability matching risks and liquidity risks

•	Changes in the securities markets

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and under the heading: “Risk Factors” and subsequent reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Table 1 below shows summary financial information for the quarters ended December 31, 2013 and 2012, and September 30, 2013.

Table 1
	QUARTER END SUMMARY FINANCIAL INFORMATION
(Shares and dollars in thousands)	Q4 2013	Q4 2012	Change	Q3 2013	Change
Selective quarterly performance ratios
Return on average assets, annualized	0.89%	0.57%	0.32%	0.76%	0.13%
Return on average equity, annualized	8.18%	4.97%	3.21%	6.89%	1.29%
Efficiency ratio for quarter to date	61.79%	43.66%	18.13%	62.69%	-0.90%
Share and Per Share figures - Actual
Common shares outstanding at period end	13,977	15,972	(1,995)	14,462	(485)
Weighted average diluted shares	14,176	16,034	(1,858)	14,853	(677)
Diluted EPS attributable to continuing operations	$0.14	$0.08	$0.06	$0.12	$0.02
Book value per common share	$5.86	$5.66	$0.20	$5.73	$0.13
Tangible book value per common share	$5.86	$5.66	$0.20	$5.73	$0.13
Capital Ratios at Quarter End
Bank of Commerce Holdings
Tier 1 risk based capital ratio	17.20%	14.53%	2.67%	15.66%	1.54%
Total risk based capital ratio	15.94%	15.78%	0.16%	16.92%	-0.98%
Leverage ratio	12.80%	13.13%	-0.33%	12.80%	0.00%
Redding Bank of Commerce
Tier 1 risk based capital ratio	16.82%	14.06%	2.76%	15.19%	1.63%
Total risk based capital ratio	15.56%	15.31%	0.25%	16.45%	-0.89%
Leverage ratio	12.49%	12.65%	-0.16%	12.42%	0.07%

Bank of Commerce Holdings (the “Company”) remains well capitalized. At December 31, 2013, the Company’s Tier 1 and Total risk based capital ratios measured 17.20% and 15.94% respectively, while the leverage ratio was 12.80%.

Return on average assets (ROA) and return on average equity (ROE) for the current quarter was 0.89% and 8.18%, respectively, compared with 0.57% and 4.97%, respectively, for the same period a year ago. The increase in ROA and ROE during the current quarter compared to the same period a year ago is primarily attributed to the decrease in the provision for loan losses of $4.6 million, partially offset by the $2.0 million decrease in net gains on investment securities.

The increase in ROE is also attributed to the decrease in shareholders equity resulting from the repurchase of common shares. During 2013 the Company authorized and completed the repurchase of 2.0 million common shares through two separate repurchase plans which resulted in a 1.4 million decrease in the weighted average shares outstanding. All shares were retired subsequent to purchase.

The increase in the efficiency ratio compared to the same period a year ago is due to decreases in the gain on investment securities. Net gain on securities for the current period was $64 thousand compared with $2.1 million for the three months ended December 31, 2012.

Balance Sheet Overview

As of December 31, 2013, the Company had total consolidated assets of $951.5 million, total net portfolio loans of $584.1 million, allowance for loan and lease losses of $14.2 million, total deposits of $746.3 million, and stockholders’ equity of $101.8 million.

Overall, the net portfolio loan balance decreased substantially compared to the same period a year ago. The Company recorded net portfolio loans of $584.1 million at December 31, 2013, compared with $653.3 million at December 31, 2012, a decrease of $69.1 million, or 11%. The decrease in net portfolio loans was primarily attributable to the $65.1 million decrease in a commercial secured borrowing line held with the Bank’s former mortgage subsidiary. The commercial secured borrowing line of credit is used by the former mortgage subsidiary to fund 1-4 family mortgage loan originations which the Bank purchases an undivided participation ownership interest in the mortgage loans. The decrease in volume in the commercial secured borrowing line is primarily attributable to an increase in mortgage market interest rates, resulting in lower volume. As of December 31, 2013 the commercial secured borrowing line balance was $0.

Table 2
	PERIOD END LOANS
	Q4	% of	Q4	% of	Change		Q3	% of
(Dollars in thousands)	2013	Total	2012	Total	Amount	%	2013	Total
Commercial	$170,429	29%	$232,276	35%	$(61,847)	-27%	$169,193	27%
Real estate - construction loans	18,545	3%	16,863	3%	1,682	10%	15,625	3%
Real estate - commercial (investor)	205,384	34%	211,318	32%	(5,934)	-3%	208,530	35%
Real estate - commercial (owner occupied)	83,976	14%	75,085	11%	8,891	12%	80,101	13%
Real estate - ITIN loans	56,101	9%	60,105	9%	(4,004)	-7%	57,232	10%
Real estate - mortgage	14,590	2%	18,452	3%	(3,862)	-21%	15,872	3%
Real estate - equity lines	45,462	8%	45,181	7%	281	1%	43,989	7%
Consumer	3,472	1%	4,422	1%	(950)	-21%	3,753	1%
Other	36	0%	349	0%	(313)	-90%	267	0%

Gross portfolio loans	597,995	100%	664,051	100%	(66,056)	-10%	594,562	100%
Less:
Deferred loan fees, net	(303)		(312)		9	-3%	(282)
Allowance for loan losses	14,172		11,103		3,069	28%	13,542

Net portfolio loans	$584,126		$653,260		$(69,134)	-11%	$581,302

Yield on loans	4.88%		5.16%		-0.28%		4.84%

Table 3
	PERIOD END CASH EQUIVALENTS AND INVESTMENT SECURITIES
	Q4	% of	Q4	% of	Change		Q3	% of
(Dollars in thousands)	2013	Total	2012	Total	Amount	%	2013	Total
Cash and cash equivalents:
Cash and due from banks	$38,369	12%	$21,756	7%	$16,613	76%	$28,616	10%
Interest bearing due from banks	20,146	6%	23,312	9%	(3,166)	-14%	20,379	7%

	58,515	18%	45,068	16%	13,447	30%	48,995	17%
Investment Securities-AFS
U.S. government and agencies	6,264	2%	2,946	1%	3,318	113%	3,718	1%
Obligations of state and political subdivisions	59,209	21%	58,484	21%	725	1%	61,492	21%
Residential mortgage backed securities and collateralized mortgage obligations	62,991	20%	51,530	19%	11,461	22%	57,934	20%
Corporate securities	48,230	15%	61,556	22%	(13,326)	-22%	52,552	18%
Commercial mortgage backed securities	10,472	3%	4,324	3%	6,148	142%	8,924	3%
Other asset backed securities	29,474	9%	18,514	7%	10,960	59%	25,022	8%

	216,640	70%	197,354	73%	19,286	10%	209,642	71%
Securities-HTM, at amortized cost
Obligations of state and political subdivisions	36,696	12%	31,483	11%	5,213	17%	34,814	12%

Total cash equivalents and investment securities	$311,851	100%	$273,905	100%	$37,946	14%	$293,451	100%

Yield on cash equivalents and investment securities	2.50%		2.70%		-0.20%		2.50%

The Company continued to maintain a strong liquidity position during the reporting period. As of December 31, 2013, the Company maintained cash positions at the Federal Reserve Bank and correspondent banks in the amount of $38.4 million. The Company also held certificates of deposits with other financial institutions in the amount of $20.1 million, which the Company considers liquid.

The Company’s available-for-sale investment portfolio is currently being utilized as a secondary source of liquidity to fund other higher yielding asset opportunities, such as commercial and commercial real estate loan originations when required. Available-for-sale investment securities totaled $216.6 million at December 31, 2013, compared with $209.6 million at September 30, 2013. During the current quarter the Company’s securities purchases were centered in municipal bonds, and mortgage backed securities.

The Company’s purchases continue to focus on moderate term maturity securities, taking advantage of the steepness of the yield curve, particularly around the five to seven year part of the curve. This strategy limits the Company’s exposure to rising interest rates, while still providing an acceptable yield. The municipal bond purchases were generally longer term than purchases of other asset classes, but also provide for higher returns due to the tax benefit received. The mortgage backed securities purchased during the period were centered on moderate duration bonds with relatively solid cash flows and yield. Overall, management’s investment strategy reflects the continuing expectation of rising rates across the yield curve. As such, management will continue to actively seek out opportunities to reduce the duration of the portfolio and improve cash flows. Given the current shape of the yield curve, this strategy could entail absorbing low to moderate losses within the portfolio to meet this longer term objective.

During the fourth quarter of 2013, the Company purchased twenty-seven securities with a weighted average yield of 3.10%, and sold twenty-eight securities with a weighted average yield of 2.13%. The sales activity resulted in $64 thousand net realized gains.

At December 31, 2013, the Company’s net unrealized losses on available-for-sale securities were $3.7 million compared with $4.3 million net unrealized losses at September 30, 2013. The favorable change in net unrealized losses was primarily due to increases in the fair values of the Company’s municipal bond, and corporate bond portfolios. The increases in the fair values of these securities were primarily driven by changes in market interest rates and or the contraction of market spreads.

Table 4
	QUARTERLY AVERAGE DEPOSITS BY CATEGORY
	Q4	% of	Q4	% of	Change		Q3	% of
(Dollars in thousands)	2013	Total	2012	Total	Amount	%	2013	Total
Demand deposits	$134,439	18%	$123,099	17%	$11,340	9%	$125,133	18%
Interest bearing demand	261,949	36%	232,674	33%	29,275	13%	246,236	35%

Total checking deposits	396,388	54%	355,773	50%	40,615	11%	371,369	53%
Savings	92,949	13%	90,522	13%	2,427	3%	94,062	13%

Total non-time deposits	489,337	67%	446,295	63%	43,042	10%	465,431	66%
Time deposits	247,376	33%	257,432	37%	(10,056)	-4%	241,947	34%

Total deposits	$736,713	100%	$703,727	100%	$32,986	5%	$707,378	100%

Average rate on total deposits	0.54%		0.69%		-0.14%		0.56%

Average total deposits increased 5% or $33.0 million to $736.7 million compared to the fourth quarter in 2012. Non maturing core deposits increased $45.2 million or 11% year over year. Insured Cash Sweep (ICS) deposits totaling $37.0 million as of December 31, 2013 are included in interest bearing demand. The ICS deposits are locally generated funds but considered noncore for regulatory purposes. Management considers these deposits to be stable in nature.

Brokered certificates of deposits totaled $17.2 million at December 31, 2013, and were structured with both fixed rate terms and adjustable rate terms, and had remaining maturities ranging from less than one month to 6.5 years. Furthermore, brokered certificates of deposits with adjustable rate terms were structured with call features allowing the Company to call the certificate should interest rates move in a favorable direction. These call features are generally exercisable within six to twelve months of issuance date and quarterly thereafter.

Operating Results for the Fourth Quarter of 2013

Net income attributable to Bank of Commerce Holdings was $2.1 million for the three months ended December 31, 2013 compared with $1.8 million for the prior quarter and $1.4 million for the same period a year ago. The increase in net income in the current quarter compared to the same period a year ago is primarily driven by the decrease in the provision for loan losses of $4.6 million partially offset by decreased gains on sale of available for sale securities included in noninterest income of $2.0 million and an increase in the current year tax provision of $907 thousand. The increase in net income attributable to Bank of Commerce Holdings from the prior quarter was primarily due to decrease in the provision for loan loss.

Net income available to common shareholders was $2.0 million for the three months ended December 31, 2013, compared with $1.2 million for the same period a year ago. Net income available to common shareholders increased during the three months ended December 31, 2013 compared with the same period a year ago due to increased net income attributable to Bank of Commerce Holdings and a $146 thousand decrease in preferred stock dividends payable to the U.S. Treasury pursuant to the SBLF program. As a result of increased qualified lending, preferred stock dividends for the SBLF program are fixed at the current rate of 1% through January 2016.

Diluted EPS from continuing operations were $0.14 for the three months ended December 31, 2013 compared with $0.08 for the same period a year ago, and $0.12 for the prior period. EPS attributable to continuing operations increased during the three months ended December 31, 2013 compared to the same period a year ago due to a combination of the increase in net income attributable to Bank of Commerce Holdings, decreased preferred stock dividends and decreased weighted average shares. The decrease in weighted average shares directly resulted from the repurchase of 2.0 million common shares through two separate repurchase plans announced and completed in 2013. All repurchased shares were retired subsequent to purchase. As such, the weighted average number of dilutive common shares outstanding decreased by 1.4 million during the twelve months ended December 31, 2013.

The Company declared cash dividends of $0.03 per share for the fourth quarter of 2013, consistent with the quarterly dividends paid in each quarter of 2012 and the first three quarters of 2013. In addition to the Company’s quarterly cash dividend, during the third quarter of 2013, the Company declared a special cash dividend of $0.02 per share.

Table 5
	SUMMARY INCOME STATEMENT
	Q4	Q4	Change		Q3	Change
(Dollars in thousands)	2013	2012	Amount	%	2013	Amount	%
Net interest income	$8,494	$8,754	$(260)	-3%	$8,496	$(2)	0%
Provision for loan and lease losses	0	4,550	(4,550)	-100%	300	(300)	-100%
Noninterest income	719	2,713	(1,994)	-73%	974	(255)	-26%
Noninterest expense	5,693	5,007	686	14%	5,937	(244)	-4%

Income from continuing operations before income taxes	3,520	1,910	1,610	84%	3,233	287	9%
Provision for income tax	1,433	526	907	172%	1,431	2	0%

Net income from continuing operations	2,087	1,384	703	51%	1,802	285	16%
Less: Preferred dividend and accretion on preferred stock	50	196	(146)	-74%	50	0	0%

Income available to common shareholders	$2,037	$1,188	$849	71%	$1,752	$285	16%

Basic earnings per share attributable to continuing operations	$0.14	$0.08	$0.06	75%	$0.12	$0.02	17%
Average basic shares	14,143	16,034	(1,891)	-12%	14,829	(686)	-5%
Diluted earnings per share attributable to continuing operations	$0.14	$0.08	$0.06	75%	$0.12	$0.02	17%
Average diluted shares	14,176	16,034	(1,858)	-12%	14,853	(677)	-5%

Net interest income is the largest source of our operating income. Net interest income for the three months ended December 31, 2013 was $8.5 million compared to $8.5 million in the prior quarter and $8.8 million during the same period a year ago.

Interest income for the three months ended December 31, 2013 was $9.3 million, a decrease of $545 thousand or 6% compared to the same period a year ago. The decrease in interest income during the fourth quarter of 2013 compared to the same period a year ago was primarily driven by decreased volume in the loan portfolio, partially offset by increased investment securities volume. Average loans decreased $53.0 million including a decrease in average nonaccruing loans at of $9.5 million at December 31, 2013 compared to the same period a year ago. The decrease in average loans is primarily attributed to the $65.1 million decrease in a commercial secured borrowing line held with the Bank’s former mortgage subsidiary used to fund 1-4 family mortgage loan originations. The decrease in volume in the commercial secured borrowing line is primarily attributable to an increase in mortgage market interest rates, resulting in lower volume. As a result, during the three months ended December 31, 2013, loan interest income decreased $594 thousand or 7% compared to the same period a year ago.

Interest income recognized from the investment securities portfolio increased $49 thousand during the three months ended December 31, 2013 compared to the same period a year ago. The increase interest income derived from the investment securities portfolio was primarily attributable to increased volume. Average quarterly securities balances and weighted average tax equivalent yields at December 31, 2013 and 2012 were $252.7 million and 3.24% compared to $223.1 million and 3.51%, respectively.

Interest expense for the current quarter was $807 thousand, a decrease of $285 thousand or 26% compared to the same period a year ago. During the current quarter of 2013, the Company continued to benefit from the re-pricing of deposits, and significantly lower FHLB borrowings expense which was primarily driven by lower rate and volume.

Table 6
	NET INTEREST SPREAD AND MARGIN
(Dollars in thousands)	Q4 2013	Q4 2012	Change Amount	Q3 2013	Change Amount
Tax equivalent yield on average interest earning assets	4.29%	4.42%	-0.13%	4.26%	0.03%
Rate on average interest bearing liabilities	0.47%	0.61%	-0.14%	0.47%	0.00%

Net interest spread	3.82%	3.81%	0.01%	3.79%	0.03%
Net interest margin on a tax equivalent basis	3.93%	3.95%	-0.02%	3.90%	0.03%

Average earning assets	$895,101	$917,140	$(22,039)	$904,022	$(8,921)
Average interest bearing liabilities	$692,739	$717,671	$(24,932)	$709,096	$(16,357)

The net interest margin (net interest income as a percentage of average interest earning assets) on a fully tax-equivalent basis was 3.93% for the three months ended December 31, 2013, a decrease of 2 basis points (“bp”) as compared to the same period a year ago. The decrease in net interest margin primarily resulted from a 13 bp decline in yield on average earning assets offset by a 11 bp decrease in interest expense to average earning assets. With decreasing elasticity in managing our funding costs and historically low interest rates, maintaining our net interest margin in the foreseeable future will continue to present significant challenges. Accordingly, management will continue to pursue organic loan growth, wholesale loan purchases, and actively manage the investment securities portfolio within our accepted risk tolerance to maximize yield on earning assets.

Noninterest income for the three months ended December 31, 2013 was $719 thousand, a decrease of $1.9 million or 73% when compared to the same period a year ago. The following table presents the key components of noninterest income for the three months ended December 31, 2013 and 2012, and September 30, 2013:

Table 7
	NONINTEREST INCOME
	Q4	Q4	Change		Q3	Change
(Dollars in thousands)	2013	2012	Amount	%	2013	Amount	%
Service charges on deposit accounts	$45	$42	$3	7%	$46	$(1)	-2%
Payroll and benefit processing fees	129	143	(14)	-10%	113	16	14%
Earnings on cash surrender value - bank owned life insurance	133	129	4	3%	133	—	0%
Gain (loss) on investment securities, net	64	2,085	(2,021)	-97%	336	(272)	-81%
Merchant credit card service income, net	31	32	(1)	-3%	33	(2)	-6%
Other income	317	282	35	12%	313	4	1%

Total noninterest income	$719	$2,713	$(1,994)	-73%	$974	$(255)	-26%

Gains on the sale of investment securities decreased $2.0 million to $64 thousand during the current quarter, compared to $2.1 million for the same period a year ago. During the three months ended December 31, 2013, the Company purchased twenty-seven securities with weighted average yields of 3.10%. During the same period the Company sold twenty-eight securities with weighted average yields of 2.13%. Generally, securities purchased had relatively moderate duration with relatively solid cash flows and yield.

The major components of other income are fees earned on ATM transactions, mortgage fee income, online banking services, wire transfers, and FHLB dividends. The increase in other income in the current quarter compared to the same period a year ago is primarily driven by $47 thousand increase in the FHLB dividends received during the three months ended December 31, 2013 compared to the same period a year ago. Changes in the components of other income are a result of normal operating activities.

Noninterest expense for the three months ended December 31, 2013 was $5.7 million, an increase of $686 thousand or 14% compared to the same period a year ago. The following table presents the key elements of noninterest expense for the three months ended December 31, 2013 and 2012, and September 30, 2013:

Table 8
	NONINTEREST EXPENSE
	Q4	Q4	Change		Q3	Change
(Dollars in thousands)	2013	2012	Amount	%	2013	Amount	%
Salaries and related benefits	$3,172	$2,645	$527	20%	$2,865	$307	11%
Occupancy and equipment expense	554	535	19	4%	549	5	1%
FDIC insurance premium	190	208	(18)	-9%	202	(12)	-6%
Data processing fees	150	142	8	6%	127	23	18%
Professional service fees	315	216	99	46%	364	(49)	-13%
Deferred compensation expense	121	154	(33)	-21%	110	11	10%
Other expenses	1,191	1,107	84	8%	1,720	(529)	-31%

Total noninterest expense	$5,693	$5,007	$686	14%	$5,937	$(244)	-4%

Salaries and related benefits increased $527 thousand or 20% and $307 thousand or 11% compared to the same period a year ago and the prior quarter respectively. The increases in salaries and related benefits expense was primarily driven by increased FTE and employment severance payments made to certain senior officers.

Data processing expense for the three months ended December 31, 2013 was $150 thousand, an increase of $23 thousand or 18% compared to the prior quarter. The increase in data processing expense is primarily driven by increases in software maintenance and licensing expenses. The Bank continues to strive to make improvements in network infrastructure and systems, and expects to see continued increased costs in these expenses for the foreseeable future.

Professional service fees encompass audit, legal and consulting fees. Professional service fees for the three months ended December 31, 2013 was $315 thousand, an increase of $99 thousand or 46% compared to the same period a year ago. The increase in professional fees was primarily driven by increased fees and usage of external audit and professional services.

Deferred compensation expense for the three months ended December 31, 2013 was $121 thousand, a decrease of $33 thousand compared to the same period a year ago. During the second quarter of 2013, the Company revised the Supplemental Executive Retirement Plan (SERP) resulting in a reversal of current year and prior years accrued deferred compensation expenses. Deferred compensation expense for the three months ended December 31, 2013 increased $11 thousand or 10% compared to amounts recorded during the three months ended September 30, 2013. The increase in deferred compensation expense during the current quarter compared to the prior quarter was primarily driven by an interest rate revision to the participant’s plans, which resulted in the reversal of previously accrued interest expense in the prior quarter.

Other expenses for the three months ended December 31, 2013 were $1.2 million, a decrease of $529 thousand or 31% compared to the prior quarter. The decrease in other expenses during the three months ended December 31, 2013 compared to the prior quarter was primarily driven by the $503 thousand loss recognized from the termination of an interest rate hedge using a forward starting interest rate swap.

Table 9
		ALLOWANCE ROLL FORWARD
(Dollars in thousands)	Q4 2013	Q3 2013	Q2 2013	Q1 2013	Q4 2012
Beginning balance	$13,542	$13,133	$11,350	$11,103	$10,560
Provision for loan loss charged to expense	—	300	1,400	1,050	4,550
Loans charged off	(815)	(635)	(474)	(845)	(4,183)
Loan loss recoveries	1,445	744	857	42	176

Ending balance	$14,172	$13,542	$13,133	$11,350	$11,103
Gross portfolio loans outstanding at period end	$597,995	$594,562	$617,398	$612,608	$664,051
Ratio of allowance for loan and lease losses to total loans	2.37%	2.28%	2.13%	1.85%	1.67%
Nonaccrual loans at period end:
Commercial	$6,527	$7,501	$7,898	$3,420	$2,935
Construction	—	—	—	—	—
Commercial real estate	14,539	16,895	16,614	23,363	24,008
Residential real estate	8,217	10,953	11,165	11,302	11,630
Home equity	513	517	345	—	—

Total nonaccrual loans	$29,796	$35,866	$36,022	$38,085	$38,573
Accruing troubled debt restructured loans
Commercial	$63	$65	$68	$70	$523
Construction	—	—	—	—	—
Commercial real estate	3,864	1,742	1,748	4,593	4,598
Residential real estate	4,303	2,996	3,174	2,954	2,934
Home equity	598	604	531	536	561

Total accruing restructured loans	$8,828	$5,407	$5,521	$8,153	$8,616
All other accruing impaired loans	3,517	4,190	4,445	1,426	471

Total impaired loans	$42,141	$45,463	$45,988	$47,664	$47,660

Allowance for loan and lease losses to nonaccrual loans at period end	47.56%	37.76%	36.46%	29.80%	28.78%
Nonaccrual loans to total loans	4.98%	6.03%	5.83%	6.22%	5.81%
Allowance for loan and lease losses to impaired loans	33.63%	29.79%	28.56%	23.81%	23.30%

The ALLL allocation increased to $14.2 million compared to $13.5 million in the prior quarter and $11.1 million reported as of December 31, 2012

During the current quarter, the Company made no additional provisions for loan losses compared to provision expense of $300 thousand in the prior quarter and $4.5 million during the same period a year ago. The Company realized net recoveries of $630 thousand in the current quarter compared to net recoveries of $109 thousand for the prior quarter and net charge offs of $4.0 million in the same period a year ago. The increase in net recoveries in the current quarter is primarily due to the receipt of full principal payment on an impaired commercial real estate that had a carrying amount of $2.1 million, and previously charged off principal of $1.3 million.

The Company continues to monitor credit quality, and adjust the ALLL accordingly. As such, the Company made no additional provisions for loan losses during the fourth quarter of 2013, compared with $4.6 million during the same period a year ago. The decrease in current period provision is supported by the decrease in net charge offs in the current year compared to the last two quarters of 2012. The Company’s ALLL as a percentage of gross portfolio loans was 2.37% and 2.28% as of December 31, 2013, and September 30, 2013, respectively.

The charge offs in the current quarter were in the Real estate – ITIN and Commercial loan portfolios. During the fourth quarter of 2013, the Bank’s loan portfolio reflected higher recovery rates relative to the previous four quarters. Management is cautiously optimistic that given continuing improvement in local and national economic conditions, the Company’s impaired assets will continue to trend down. However, the commercial real estate and commercial loan portfolios continue to be influenced by weak real estate values, the effects of relatively high unemployment levels, and less than robust economic conditions. At December 31, 2013, management believes the Company’s ALLL is adequately funded given the current level of credit risk.

At December 31, 2013, the recorded investment in loans classified as impaired totaled $42.1 million, with a corresponding valuation allowance (included in the ALLL) of $4.8 million. The valuation allowance on impaired loans represents the impairment reserves on performing restructured loans, other accruing loans, and nonaccrual loans. At September 30, 2013, the total recorded investment in impaired loans was $45.5 million, with a corresponding valuation allowance (included in the ALLL) of $4.3 million.

Loans are reported as troubled debt restructurings (TDR) when the Bank grants a concession(s) to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concessions include a reduction in the note rate, forgiveness of principal or accrued interest, extending the maturity date(s) significantly, or providing a lower interest rate than would be normally available for a transaction of similar risk. As a result of these concessions, restructured loans are impaired as the Bank will not collect all amounts due, both principal and interest, in accordance with the terms of the original loan agreement. Impairment reserves on non collateral dependent restructured loans are measured by comparing the present value of expected future cash flows of the restructured loans, discounted at the effective interest rate of the original loan agreement. These impairment reserves are recognized as a specific component to be provided for in the ALLL.

During the current quarter, the Company restructured two loans to grant rate and payment deferral concessions, four loans were restructured to grant maturity concessions and one loan was granted a payment deferral concession. The loans were classified as TDR’s and five of the seven loans were placed on nonaccrual status.

As of December 31, 2013, the Company had $33.4 million in TDRs compared to $26.9 million as of September 30, 2013. As of December 31, 2013, the Company had one hundred and eighteen restructured loans that qualified as TDRs, of which one hundred and two were performing according to their restructured terms. TDRs represented 5.59% of gross portfolio loans as of December 31, 2013 compared with 4.53% at September 30, 2013.

Table 10
	PERIOD END TROUBLED DEBT RESTRUCTURINGS
(Dollars in thousands)	Q4 2013	Q3 2013	Q2 2013	Q1 2013	Q4 2012
Nonaccrual	$24,596	$21,511	$15,552	$15,811	$16,050
Accruing	8,828	5,407	5,521	8,153	8,616

Total troubled debt restructurings	$33,424	$26,918	$21,073	$23,964	$24,666

Percentage of total gross portfolio loans	5.59%	4.53%	3.41%	3.91%	3.71%

Nonperforming loans, which include nonaccrual loans and accruing loans past due over 90 days, totaled $29.8 million or 4.98% of total portfolio loans as of December 31, 2013, compared to $35.9 million, or 6.03% of total loans at September 30, 2013. Nonperforming assets, which include nonperforming loans and other real estate owned (“OREO”), totaled $30.7 million, or 3.23% of total assets as of December 31, 2013, compared with $36.8 million, or 3.95% of total assets as of September 30, 2013. As of December 31, 2013, nonperforming assets of $30.7 million have been written down by 15%, or $4.6 million, from their original balance of $39.1 million.

Table 11
	PERIOD END NONPERFORMING ASSETS
(Dollars in thousands)	Q4 2013	Q3 2013	Q2 2013	Q1 2013	Q4 2012
Commercial	$6,527	$7,501	$7,898	$3,420	$2,935
Real estate mortgage
1-4 family, closed end 1st lien	1,322	1,740	1,797	1,846	1,805
1-4 family revolving	513	517	345	—	—
ITIN 1-4 family loan pool	6,895	9,213	9,368	9,456	9,825

Total real estate mortgage	8,730	11,470	11,510	11,302	11,630
Commercial real estate	14,539	16,895	16,614	23,363	24,008

Total nonaccrual loans	29,796	35,866	36,022	38,085	38,573
90 days past due not on nonaccrual	—	—	—	—	—

Total nonperforming loans	29,796	35,866	36,022	38,085	38,573
Other real estate owned	913	959	1,360	1,785	3,061

Total nonperforming assets	$30,709	$36,825	$37,382	$39,870	$41,634
Nonperforming loans to total loans	4.98%	6.03%	5.83%	6.21%	5.81%
Nonperforming assets to total assets	3.23%	3.95%	3.91%	4.07%	4.25%

Table 12
	OTHER REAL ESTATE OWNED ACTIVITY
(Dollars in thousands)	Q4 2013	Q3 2013	Q2 2013	Q1 2013	Q4 2012
Beginning balance	$959	$1,360	$1,785	$3,061	$3,052
Additions to OREO	98	146	184	1,157	242
Dispositions of OREO	(144)	(547)	(609)	(2,433)	(233)

Ending balance	$913	$959	$1,360	$1,785	$3,061

At December 31, 2013, and September 30, 2013, the recorded investment in OREO was $913 thousand and $959 thousand, respectively. For the three months ended December 31, 2013, the Company transferred foreclosed property from one loan in the amount of $98 thousand to OREO and no adjustments to the ALLL were necessary. During the three months ended December 31, 2013, no further impairment was identified on the foreclosed properties. During this period, the Company sold two existing properties with balances of $144 thousand for a net loss of $30 thousand. The December 31, 2013 OREO balance consists of three properties, of which two are secured by 1-4 family residential real estate in the amount of $163 thousand. The remaining property consists of improved commercial land in the amount of $750 thousand.

Table 13	INCOME STATEMENT
	Q4	Q4	Change		Q3	Full Year	Full Year
(Amounts in thousands, except for per share data)	2013	2012	$	%	2013	2013	2012
Interest income:
Interest and fees on loans	$7,432	$8,026	$(594)	-7%	$7,487	$29,918	$33,148
Interest on tax-exempt securities	658	622	36	6%	673	2,610	2,399
Interest on U.S. government securities	492	390	102	26%	445	1,702	1,615
Interest on other securities	719	808	(89)	-11%	716	3,031	3,175

Total interest income	9,301	9,846	(545)	-6%	9,321	37,261	40,337
Interest expense:
Interest on demand deposits	121	153	(32)	-21%	113	485	610
Interest on savings deposits	60	83	(23)	-28%	61	254	394
Interest on certificates of deposit	635	761	(126)	-17%	639	2,625	3,697
Interest on securities sold under repurchase agreements	—	5	(5)	-100%	—	6	24
Interest on FHLB borrowings	(104)	(14)	(90)	643%	(84)	(267)	85
Interest on other borrowings	95	104	(9)	-9%	96	375	419

Total interest expense	807	1,092	(285)	-26%	825	3,478	5,229

Net interest income	8,494	8,754	(260)	-3%	8,496	33,783	35,108
Provision for loan and lease losses	—	4,550	(4,550)	-100%	300	2,750	9,400

Net interest income after provision for loan and lease losses	8,494	4,204	4,290	102%	8,196	31,033	25,708
Noninterest income:
Service charges on deposit accounts	45	42	3	7%	46	191	188
Payroll and benefit processing fees	129	143	(14)	-10%	113	484	538
Earnings on cash surrender value - bank owned life insurance	133	129	4	3%	133	534	470
Gain (loss) on investment securities, net	64	2,085	(2,021)	-97%	336	995	3,822
Merchant credit card service income, net	31	32	(1)	-3%	33	129	144
Other income	317	282	35	12%	313	1,209	1,431

Total noninterest income	719	2,713	(1,994)	-73%	974	3,542	6,593
Noninterest expense:
Salaries and related benefits	3,172	2,645	527	20%	2,865	12,035	11,030
Occupancy and equipment expense	554	535	19	4%	549	2,205	2,058
Write down of other real estate owned	—	—	—	—	—	—	425
FDIC insurance premium	190	208	(18)	-9%	202	725	820
Data processing fees	150	142	8	6%	127	547	421
Professional service fees	315	216	99	46%	364	1,241	1,078
Deferred compensation expense	121	154	(33)	-21%	58	179	594
Other expenses	1,191	1,107	84	8%	1,772	5,309	5,206

Total noninterest expense	5,693	5,007	686	14%	5,937	22,241	21,632

Income before provision (benefit) for income taxes	3,520	1,910	1,610	84%	3,233	12,334	10,669
Provision (benefit) for income taxes	1,433	526	907	172%	1,431	4,399	3,109

Net Income from continuing operations	$2,087	$1,384	$703	51%	$1,802	$7,935	$7,560
Discontinued Operations:
Income (loss) from discontinued operations	—	—	—	—	—	—	535
Income tax expense associated with income (loss) from discontinued operations	—	—	—	—	—	—	331

Net income (loss) from discontinued operations	—	—	—	—	—	—	204

Less: Net income (loss) from discontinued operations attributable to noncontrolling interest	—	—	—	—	—	—	348
Net income (loss) from discontinued operations attributable to controlling interest	—	—	—	—	—	—	(144)

Net income attributable to Bank of Commerce Holdings	2,087	1,384	703	51%	1,802	7,935	7,416

Less: Preferred dividend and accretion on preferred stock	50	196	(146)	-74%	50	200	880
Income available to common shareholders	$2,037	$1,188	$849	71%	$1,752	$7,735	$6,536

Basic earnings per share attributable to continuing operations	$0.14	$0.08	$0.06	75%	$0.12	$0.52	$0.41
Basic earnings per share attributable to discontinued operations	—	—	—	—	—	—	$(0.01)
Average basic shares	14,143	16,034	(1,891)	-12%	$14,829	$14,940	$16,344
Diluted earnings per share attributable to continuing operations	$0.14	$0.08	$0.06	75%	$0.12	$0.52	$0.41
Diluted earnings per share attributable to discontinued operations	—	—	—	—	—	—	$(0.01)
Average diluted shares	14,176	16,034	(1,858)	-12%	14,853	14,964	16,344

Table 14	BALANCE SHEET
(Dollars in thousands)	December 31,	December 31,	Change		September 30,
	2013	2012	$	%	2013
ASSETS
Cash and due from banks	$38,369	$21,756	$16,613	76%	$28,616
Interest bearing due from banks	20,146	23,312	(3,166)	-14%	20,379

Total cash and cash equivalents	58,515	45,068	13,447	30%	48,995
Securities available-for-sale, at fair value	216,640	197,354	19,286	10%	209,642
Securities held-to-maturity, at amortized cost	36,696	31,483	5,213	17%	34,814
Portfolio loans	598,298	664,363	(66,065)	-10%	594,844
Allowance for loan losses	(14,172)	(11,103)	(3,069)	28%	(13,542)

Net loans	584,126	653,260	(69,134)	-11%	581,302
Mortgage loans held for sale	—	—	—	—	—
Total interest earning assets	910,149	938,268	(28,119)	-3%	888,295
Bank premises and equipment, net	10,893	9,736	1,157	12%	10,533
Other intangibles	—	55	(55)	-100%	31
Other real estate owned	913	3,061	(2,148)	-70%	959
Other assets	43,763	39,407	4,356	11%	45,541

TOTAL ASSETS	$951,546	$979,424	$(27,878)	-3%	$931,817

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand - noninterest bearing	$133,984	$117,474	$16,510	14%	$128,299
Demand - interest bearing	273,390	239,592	33,798	14%	257,390
Savings accounts	90,442	89,364	1,078	1%	92,043
Certificates of deposit	248,477	254,622	(6,145)	-2%	247,791

Total deposits	746,293	701,052	45,241	6%	725,523
Securities sold under agreements to repurchase	—	13,095	(13,095)	-100%	—
Federal Home Loan Bank Bank borrowings	75,000	125,000	(50,000)	-40%	75,000
Junior subordinated debentures	15,465	15,465	—	0%	15,465
Other liabilities	13,001	14,491	(1,490)	-10%	13,062

Total Liabilities	849,759	869,103	(19,344)	-2%	829,050
Total Stockholders’ Equity	101,787	110,321	(8,534)	-8%	102,767

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$951,546	$979,424	$(27,878)	-3%	$931,817

Table 15	YEAR TO DATE AVERAGE BALANCE SHEET
(Dollars in thousands)	December 31, 2013	December 31, 2012		December 31, 2011	December 31, 2010
Earning assets:
Loans	$612,819	$642,200	$635,074	$626,275	$635,074
Tax exempt securities	92,854	81,714	42,172	52,467	42,172
US government securities	3,015	209	27,423	19,182	27,423
Mortgage Backed securities	66,426	61,434	48,972	67,052	48,972
Other securities	88,045	73,972	15,702	44,664	15,702
Interest bearing due from banks	43,397	48,712	70,911	64,399	70,911
Fed funds sold	—	—	995	—	995

Average earning assets	906,556	908,241	841,249	874,039	841,249
Cash and DFB	10,570	10,125	1,781	2,251	1,781
Bank premises	10,338	9,567	9,814	9,489	9,814
Other assets	26,838	24,249	48,116	21,421	48,116

Average total assets	$954,302	$952,182	$900,960	$907,200	$900,960

Interest bearing liabilities:
Demand - interest bearing	$244,125	$203,342	$141,983	$157,696	$141,983
Savings deposits	92,502	89,789	76,718	91,876	76,718
Certificates of deposit	249,500	285,574	321,051	296,381	321,051
Repurchase Agreements	5,780	14,246	12,274	14,805	12,274
Other Borrowings	125,144	125,839	128,249	130,933	128,249

	717,051	718,790	680,275	691,691	680,275
Demand - noninterest bearing	126,017	115,091	92,433	100,722	92,433
Other liabilities	5,041	7,033	32,615	6,679	32,615
Shareholders’ equity	106,193	111,268	95,637	108,108	95,637

Average liabilities & equity	$954,302	$952,182	$900,960	$907,200	$900,960

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Redding, California and is the parent company for Redding Bank of Commerce™ which operates under two separate names (Redding Bank of CommerceTM and Roseville Bank of CommerceTM, a division of Redding Bank of Commerce). The Bank is an FDIC insured California banking corporation providing commercial banking and financial services through four offices located in Northern California. The Bank opened on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Investment firms making a market in BOCH stock are:

Raymond James Financial

John T. Cavender

555 Market Street

San Francisco, CA 94105

(800) 346-5544

Sandler & O’Neil

Bryan Sullivan

919 Third Avenue, 6th Floor

New York, NY 10022

(888) 383-3112

McAdams Wright Ragen, Inc.

Joey Warmenhoven

1121 SW Fifth Avenue

Suite 1400

Portland, OR 97204

(866) 662-0351

Stifel Nicolaus

Perry Wright

1255 East Street #100

Redding, CA 96001

(530) 244-7199

FIG Partners

Mike Hedrei

1175 Peachtree Street NE #100

Colony Square Suite 2250

Atlanta, GA 30361

(212) 899-5217

Contact Information:

Randy Eslick, President and Chief Executive Officer

Telephone Direct (916) 677-5800

Samuel D. Jimenez, Executive Vice President and Chief Operating Officer and Chief Financial Officer

Telephone Direct (530) 722-3952

Andrea Schneck, Vice President and Senior Administrative Officer

Telephone Direct (530) 722-3959